Exhibit 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) dated as of March 15, 2016 among A.S.V., LLC, a Minnesota limited liability company (formerly known as A.S.V., INC.) (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of December 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement);

WHEREAS, Borrower, the Administrative Agent and the Lenders have agreed, to amend the Credit Agreement in certain respects as set forth herein, in each case subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment. Subject to the satisfaction of the applicable conditions set forth in Section 2 below, and in reliance on the representations set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a) Section 5.01(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (other than the fiscal year ended December 31, 2014), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) Section 5.01(h) of the Credit Agreement is hereby amended by (a) deleting the “and” at the end of subclause (h)(iv) thereof, (b) inserting “and” immediately after “;” at the end of subclause (h)(v) thereof and (c) adding a new subclause (h)(vi) thereto to provide in its entirety as follows:

(vi) a report of sales for such calendar month, in form, substance and scope satisfactory to the Administrative Agent, detailed for the calendar month according to the following categories, (1) revenue dollars and units sold by the Borrower during such period and the average sale price per unit, (2) revenue dollars and units sold during such period (broken out by product: CTL, SSL, Parts and Caterpillar Parts and Undercarriage), and the average sale price per unit, (3) revenue dollars and units sold and breakdown of steel undercarriage units during such period to the Borrower’s Rental distribution channel, and the average sale price per unit, (4) revenue dollars and units sold during such period on a country by country basis (categorized as follows: (I) Australia, (II) Canada, (III) the United States and (IV) all other countries) and the average sale price per unit, (5) a schedule detailing Borrower’s machine sales data in the form of Exhibit F hereto, (6) a backlog report for CTLs, SSLs, Caterpillar Undercarriage, rental channel and the amount and status of the associated backlog, and (7) a narrative description of sector market forces and business drivers of Borrower’s revenue for such period.

(c) Section 6.01(j) of the Credit Agreement is hereby amended by inserting a “)” immediately after “by the Borrower” and immediately before “ in the aggregate amount”.

(d) The Exhibits to the Credit Agreement are hereby amended by adding a new Exhibit F thereto, as set forth on the attached Exhibit A.

2. Conditions to Effectiveness. The effectiveness of Section 1 of this Amendment is subject to the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed copy of this Amendment executed by Borrower and the Lenders;

(b) the Administrative Agent shall have received a fully executed copy of the First Amendment to Credit Agreement executed by Borrower, the guarantors party thereto, the lenders party thereto and Garrison Loan Agency Services LLC;

(c) no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by, or after giving effect to, this Amendment; and

(d) Borrower shall have paid to Administrative Agent, in immediately available funds, all fees, expenses (including reasonable attorneys’ fees) owed to or incurred by Administrative Agent or Lenders arising in connection with the Loan Documents or this Amendment.

3. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, each of the Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

(a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Loan Party and this Amendment has been duly executed and delivered by such Loan Party;

(b) immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, each of the representations and warranties of the Loan Parties set forth in the Credit Agreement and each of the other Loan Documents, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); and

(c) immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

4. Release.

(a) In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives (each such Loan Party and all such other Persons being hereafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, other representatives, and any consultants engaged by the Administrative Agent and the Lenders or their counsel (the Administrative Agent and each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each Releasor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Releasor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

5. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6. References. Any reference to the Credit Agreement contained in any Loan Document or any other document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

8. Ratification.

(a) The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement and each of the other Loan Documents. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

(b) Pledgors hereby ratify and confirm that the respective Liens granted by each of them under the Loan Documents and further ratify and agree that such Liens secure all obligations and indebtedness now, hereafter or from time to time made by, owing to or arising in favor of Administrative Agent or Lenders pursuant to the Loan Documents (as now, hereafter or from time to time amended).

9. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois (including, without limitation, 735 ILCS Section 105/5-1 et seq.), but giving effect to federal laws applicable to national banks.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

A.S.V., LLC, a Minnesota limited liability company (formerly known as A.S.V., INC.)

By	/s/ James DiBiagio
Name:	James DiBiagio
Title:	General Manager

The undersigned acknowledge and agree to be bound by the foregoing Amendment (including the release therein):

MANITEX INTERNATIONAL, INC.

By	/s/ Andrew Rooke
Name:	A. M. Rooke
Title:	President and COO

ASV HOLDING, LLC

By	/s/ Eric Cohen
Name:	Eric I. Cohen
Title:	Manager

Amendment No. 2 to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank, Swingline Lender, Lender, and as Ex-Im Revolving Lender

By	/s/ John Morrone
Name:	John Morrone
Title:	Authorized Signer